UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 7, 2016

MMA Capital Management, LLC
(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3600 O’Donnell St, Suite 600, Baltimore, Maryland		21224
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Definitive Material Agreement

On November 7, 2016 (the “Closing Date”), MMA Capital Management, LLC (the “Registrant”), through its wholly-owned subsidiary MMA Energy Capital, LLC (“MEC” and collectively, the “Company”) entered into a transaction with an affiliate of TPG Special Situations Partners, LLC (“TSSP”). Pursuant to the transaction, the Company and TSSP will operate a limited liability company under the name Renewable Energy Lending, LLC (“REL”), a Delaware limited liability company, and will provide financing for the construction and ongoing operations of solar power projects located throughout North America.  REL will be administered by MEC.

On the Closing Date, the Company made an initial capital contribution comprised of solar energy loan investments, including through membership interests in Solar Construction Lending, LLC (“SCL”) and membership interests in Solar Permanent Lending, LLC (“SPL”), in exchange for membership units of REL; REL is valuing the Company’s initial capital contribution at $75 million. On the Closing Date, TSSP contributed $5 million to REL in exchange for membership units in REL that will entitle TSSP to receive an 8% distribution preference on its adjusted contributed capital (the first $250 million of which will receive the 8% preference for two years from when that capital is contributed, regardless of whether or not any of such capital is returned to TSSP through distributions from REL within the applicable two year period (the “Minimum Total Return”)), a preference which is paid from REL’s net operating cash flow, after certain expense reimbursements to MEC. TSSP has the right to contribute additional equity into REL, in respect of additional investment opportunities, subject to, among other things, TSSP’s approval of such investment opportunities and so long as its equity capital does not exceed 85% of REL’s aggregate equity capital (a maximum of $425 million, absent additional co-investment by the Company). Until TSSP’s aggregate capital contributions exceed $220 million, excess net operating cash flow (after TSSP’s preferred distribution) will be distributed to the Company and TSSP in respective percentages that result in the Company and TSSP earning an equivalent return on adjusted contributed capital for the applicable period. Once TSSP’s adjusted contributed capital exceeds $220 million, the excess net operating cash flow (after TSSP’s preferred distribution) will be distributed 50% to each of TSSP and the Company, regardless of capital invested. Until dissolution, net cash flow from capital transactions will go to TSSP in payment of its distribution preference, to TSSP to return its capital and then to reserves. Upon dissolution, net cash flow from capital transactions will go to TSSP in payment of its distribution preference, to TSSP to return its capital and then to MEC. The Company will participate in certain capital decisions with TSSP; however, TSSP will have decision control over investments.

In addition, the Registrant provided our original partner in this business with an indemnification option in the event of any disagreement over certain investment decisions. In such cases the Registrant could be obligated to indemnify the original partner for realized losses on SCL’s and SPL’s loans that are in excess of 2% of the unpaid principal balance (“UPB”) of such instruments. The Registrant’s maximum exposure is 50% of 98% of the UPB of the SCL and SPL portfolios which, as of the date of the agreement, represents a maximum exposure of $48.5 million. The Company currently believes that the risk of exposure under the indemnity is remote.

Further, the Registrant agreed to certain exclusivity provisions for the sourcing of future loans that provide REL, SPL and SCL, first-look opportunities for future loan investments sourced by the Registrant. The terms of this venture also include certain restrictions that may limit the Registrant’s ability to invest in loans outside of the REL entity and its subsidiaries. In addition, the relationship with TSSP will be exclusive until the 7th anniversary of the Closing Date, subject to certain termination triggers that could occur prior to the 7th anniversary of the Closing Date, each of which would cause the dissolution of REL. In addition, following the 7th anniversary of the Closing Date, the Company or TSSP may elect to dissolve REL by providing written notice of such election to the other party.

Item 9.01 Exhibits

10.1	Operating Agreement of Renewable Energy Lending, LLC
10.2	Press Release dated November 9, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMA Capital Management, LLC

November 9, 2016	By:	/s/ Michael L. Falcone
Name: Michael L. Falcone
Title: Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description
10.1	Operating Agreement of Renewable Energy Lending, LLC
10.2	Press Release dated November 9, 2016